As filed with the Securities and Exchange Commission on September 11, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

National Fuel Gas Company

(Exact name of registrant as specified in its charter)

New Jersey	13-1086010
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6363 Main Street

Williamsville, New York 14221

(Address of Principal Executive Offices) (Zip Code)

National Fuel Gas Company Tax-Deferred Savings Plan

for Non-Union Employees

(Full title of the plan)

Ronald J. Tanski

President and Chief Executive Officer

6363 Main Street

Williamsville, New York 14221

(716) 857-7000

(Name, address, and telephone number, including area code, of agent for service)

It is respectfully requested that the Commission send copies of all orders, notices and communications to:

James P. Baetzhold, Esq.

6363 Main Street

Williamsville, New York 14221

(716) 857-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)(3)	Proposed Maximum Offering Price Per Share (4)(5)	Proposed Maximum Aggregate Offering Price (4)(5)	Amount of Registration Fee
Common Stock, par value $1.00 per share, common stock purchase rights	1,000,000	$52.53	$52,530,000	$6,104

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminable amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2)	Represents the maximum number of shares of common stock, par value $1.00 per share (“Common Stock”), of National Fuel Gas Company (the “Registrant”) issuable pursuant to the National Fuel Gas Company Tax-Deferred Savings Plan for Non-Union Employees (the “Plan”) being registered hereon.
(3)	Pursuant to Rule 416(a) of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock that may become issuable under the Plan to prevent dilution from any stock dividend, stock split or similar transactions.
(4)	Since no separate consideration will be paid for the common stock purchase rights, the registration fee for such securities is included in the fee for the Common Stock. The value attributable to the common stock purchase rights, if any, is reflected in the market price of the Common Stock.
(5)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of the Common Stock on the New York Stock Exchange on September 4, 2015, within five business days prior to filing.

EXPLANATORY NOTE

The Registrant hereby files this Registration Statement on Form S-8 to register an additional 1,000,000 shares of Common Stock and associated common stock purchase rights under the Plan for which a previously filed registration statement on Form S-8 relating to the Plan is effective. Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Registration Statement on Form S-8 (Registration No. 333-102211) filed by the Registrant on December 26, 2002, including all attachments and exhibits thereto, except to the extent supplemented, amended or superseded by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been filed by the Registrant with the Securities and Exchange Commission (the “SEC”) and are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K (SEC File No. 001-03880) for the fiscal year ended September 30, 2014, filed with the SEC on November 21, 2014;

(b)	The portions of the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on January 23, 2015 that are incorporated by reference into Part III of the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014 (SEC File No. 001-03880);

(c)	The Registrant’s Quarterly Reports on Form 10-Q (SEC File No. 001-03880) for the periods ended December 31, 2014, March 31, 2015 and June 30, 2015, filed with the SEC on January 30, 2015, May 1, 2015 and August 7, 2015, respectively;

(d)	The Registrant’s Current Reports on Form 8-K (SEC File No. 001-03880), filed with the SEC on December 10, 2014, December 23, 2014, February 27, 2015, March 16, 2015, June 12, 2015 (Item 5.02 only) and June 25, 2015;

(e)	The Plan’s Annual Report on Form 11-K (SEC File No. 001-03880) for the year ended December 31, 2014, filed with the SEC on June 22, 2015; and

(f)	The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A (Registration No. 001-03880), filed with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on June 14, 1996, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. The Registrant will not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of the Registrant’s Current Reports on Form 8-K unless, and except to the extent, specified in such reports.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The following description of the Registrant’s common stock is a summary and is qualified by reference to the terms and provisions of the Registrant’s Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”), its By-Laws, and the Amended and Restated Rights Agreement, dated as of December 4, 2008, between the Registrant and Wells Fargo Bank, National Association (as successor to The Bank of New York Mellon (formerly the Bank of New York)), as rights agent (the “Rights Agreement”), which are filed as exhibits to this registration statement and incorporated herein by reference. Reference is also made to the indenture dated as of October 15, 1974, as supplemented (the “1974 Indenture”), between the Registrant and The Bank of New York Mellon, as trustee. (The 1974 Indenture includes a limitation on the payment of dividends, as described below under “Dividend Rights.” The Registrant’s other indenture, dated as of October 1, 1999, between the Registrant and The Bank of New York Mellon, contains no such limitation.)

No shares of preferred stock of the Registrant are currently outstanding. However, the Board of Directors of the Registrant has the ability to issue one or more series of preferred stock from time to time. The actual effect of the preferred stock upon the rights of the holders of the Registrant’s common stock will not be known until the Registrant’s Board of Directors determines the respective rights of the holders of one or more series of preferred stock. Such effects, however, might include: (a) restrictions on dividends on the Registrant’s common stock if dividends on the preferred stock are in arrears; (b) dilution of the voting power of the Registrant’s common stock; (c) restrictions on the rights of the holders of the Registrant’s common stock to share in the Registrant’s assets upon liquidation due to satisfaction of any liquidation preference granted to the preferred stock; and (d) dilution of rights of holders of the Registrant’s common stock to share in the Registrant’s assets upon liquidation if the preferred stock is participating with respect to distributions upon such liquidation.

Dividend Rights

The holders of common stock are entitled to receive dividends as declared by the Board of Directors, out of funds legally available for the purpose and subject to a limitation in the 1974 Indenture. The 1974 Indenture prohibits the payment of cash dividends on, and the purchase or redemption of, common stock if the cumulative dividends on and amounts paid for purchase or redemption of common or preferred stock since December 31, 1967 exceed or would exceed consolidated net income available for dividends for that same period plus $10 million plus any additional amount authorized or approved, upon application of the Registrant, by the SEC. The amount available for the declaration and payment of dividends on the Registrant’s common stock pursuant to this restriction will be described in the applicable prospectus supplement.

The Board of Directors’ ability to declare dividends on common stock may also be limited by the rights and preferences of certain series of preferred stock, which may be issued from time to time, and by the terms of instruments defining the rights of holders of outstanding indebtedness of the Registrant.

Voting Rights And Classification Of The Board Of Directors

The holders of common stock are entitled to one vote per share. The affirmative vote of the majority of the votes cast by the holders of the common stock is required for the merger or consolidation of the Registrant or for the sale of substantially all of its assets. The Board of Directors is divided into three classes, each with, as nearly as possible, an equal number of directors.

Liquidation Rights

Upon any dissolution, liquidation or winding up of the Registrant, the holders of common stock are entitled to receive pro rata all of the Registrant’s assets and funds remaining after payment of or provision for creditors and subject to the rights and preferences of each series of preferred stock.

Preemptive Rights

Holders of common stock and any series of preferred stock that may be issued have no preemptive right to purchase or subscribe for any shares of capital stock of the Registrant.

Common Stock Purchase Rights

The holders of the common stock have one right for each of their shares. Each right, which will initially be evidenced by the common stock certificates representing the outstanding shares of common stock of the Registrant, entitles the holder to purchase one-half of one share of common stock at a purchase price of $75.00 per half share, being $150.00 per full share, subject to adjustment.

The rights become exercisable upon the occurrence of a distribution date. Subject to redemption or exchange of the rights, at any time following a distribution date, each holder of a right will be entitled to receive, upon exercise of the right, common stock of the Registrant (or, under certain circumstances, other property of the Registrant) having a value equal to two times the amount paid to exercise the right. However, the rights are subject to redemption or exchange by the Registrant prior to their exercise as described below.

A distribution date would occur upon the earlier of:

•	ten days after the public announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of the Registrant’s common stock or other voting stock having 10% or more of the aggregate voting power of the Registrant’s common stock and other voting stock, except in the circumstances described below; and

•	ten business days after the commencement or announcement by a person or group of an intention to make a tender or exchange offer that would result in that person acquiring, or obtaining the right to acquire, beneficial ownership of the Registrant’s common stock or other voting stock having 10% or more of the total voting power of the Registrant’s common stock and other voting stock.

Beneficial ownership of the Registrant’s common stock includes, among other things, certain derivative or synthetic arrangements having characteristics of a long position in the Registrant’s common stock. In addition, the phrase “then outstanding,” when used with reference to a person’s beneficial ownership of securities of the Registrant, means the number of securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such person would be deemed to own beneficially under the Rights Agreement.

A distribution date would not occur where the acquisition described in the first bullet point above results from a reduction in the number of the Registrant’s shares of voting stock outstanding due to the repurchase of shares by the Registrant, unless and until the acquiring person or group, after becoming aware of its 10% stake, acquires any additional shares of the Registrant’s then outstanding voting stock. Similarly, a distribution date would not occur if the Registrant’s Board of Directors determines that the person or group that acquired the 10% stake did so inadvertently and without any intention of changing or influencing control of the Registrant, and if that person or group, after being advised of the Board of Directors’ determination, reduces its stake below 10% within a period of time set by the Board of Directors.

In certain situations after a person or group has acquired beneficial ownership of 10% or more of the total voting power of the Registrant’s stock as described above, each holder of a right will be entitled to receive, upon exercise of the right, common stock of the acquiring company having a value equal to two times the amount paid to exercise the right. These situations would arise if the Registrant is acquired in a merger or other business combination or if 50% or more of the Registrant’s assets or earning power are sold or transferred.

At any time prior to the end of business on the tenth day following the announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the total voting power of the Registrant (except in the circumstances described above in which a distribution date would not occur), the Registrant may redeem the rights in whole, but not in part, at a price of $.005 per right, payable in shares of common stock, other securities, cash or other assets. A decision to redeem the rights requires the vote of 75% of the Registrant’s full Board of Directors. Also, at any time following the announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the total voting power of the Registrant, 75% of the Registrant’s full Board of Directors may vote to exchange the rights, in whole or in part, at an exchange rate of one share of common stock per right, subject to certain adjustments. Notwithstanding the foregoing, the Board of Directors may not effect an exchange after a person or group has acquired, or obtained the right to acquire, beneficial ownership of 50% or more of the Common Stock then outstanding.

After a distribution date, rights that are owned by an acquiring person will be null and void. Upon exercise of the rights, the Registrant may need additional regulatory approvals to satisfy the requirements of the Rights Agreement. The rights will expire on July 31, 2018, unless they are exchanged or redeemed earlier than that date.

The rights have anti-takeover effects because they will cause substantial dilution of the common stock if a person attempts to acquire the Registrant on terms not approved by the Board of Directors.

Business Combinations

The Registrant’s Restated Certificate of Incorporation provides that certain conditions must be met before the consummation of any merger or other business combination by the Registrant or any of its subsidiaries with any stockholder who is directly or indirectly the beneficial owner of 5% or more of the Registrant’s outstanding common stock (substantial stockholder) or with an affiliate of any substantial stockholder. The term substantial stockholder does not include the Registrant, any of its subsidiaries, or any trustee holding common stock of the Registrant for the benefit of the employees of the Registrant or any of its subsidiaries pursuant to one or more employee benefit plans or arrangements. The conditions, which are in addition to those otherwise required by law, prescribe the minimum amount per share that must be paid to holders of common stock and the form of consideration paid, and require that the holders of common stock be furnished certain information about the business combination prior to voting on it. A business combination, as defined in the Restated Certificate of Incorporation, generally means any of the following transactions:

•	a merger, consolidation or share exchange;

•	a sale, lease, exchange or other disposition of any assets in exchange for property having a fair market value of more than $10 million, if determined to be a business combination by certain directors of the Registrant in accordance with provisions of the Restated Certificate of Incorporation;

•	the issuance or transfer of securities in exchange for property having a fair market value of more than $10 million, if determined to be a business combination by certain directors of the Registrant in accordance with provisions of the Restated Certificate of Incorporation;

•	the adoption of a plan of liquidation or dissolution of the Registrant; or

•	any reclassification of securities, recapitalization or reorganization that has the effect of increasing the proportionate share of the outstanding shares of any class of securities of the Registrant that is owned by any substantial stockholder or by any affiliate of a substantial stockholder.

The approval of at least three-fourths of the entire Board of Directors or, in the event that the Board of Directors consists of directors elected by the holders of preferred stock, the approval of a majority of the entire Board, is required to amend or repeal the classified board or business combination provisions contained in the Restated Certificate of Incorporation.

Listing

The common stock is, and will be, listed on the New York Stock Exchange.

Transfer Agent And Registrar

The transfer agent and registrar for the common stock is Wells Fargo Shareowner Services, a division of Wells Fargo Bank, National Association.

Item 6.	Indemnification.

Section 14A:3-5 of the New Jersey Statutes Annotated provides:

“INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES.

(1) As used in this section,

(a) “Corporate agent” means any person who is or was a director, officer, employee or agent of the indemnifying corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the indemnifying corporation, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent;

(b) “Other enterprise” means any domestic or foreign corporation, other than the indemnifying corporation, and any partnership, joint venture, sole proprietorship, trust or other enterprise, whether or not for profit, served by a corporate agent;

(c) “Expenses” means reasonable costs, disbursements and counsel fees;

(d) “Liabilities” means amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties;

(e) “Proceeding” means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding; and

(f) References to “other enterprises” include employee benefit plans; references to “fines” include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the indemnifying corporation” include any service as a corporate agent which imposes duties on, or involves services by, the corporate agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner the person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(2) Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of the corporation, if

(a) such corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and

(b) with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that such corporate agent did not meet the applicable standards of conduct set forth in paragraphs 14A:3-5(2)(a) and 14A:3-5(2)(b).

(3) Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason of his being or having been such corporate agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such proceeding no indemnification shall be provided in respect of any claim, issue or matter as to which such corporate agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the Superior Court or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all circumstances of the case, such corporate agent is fairly and reasonably entitled to indemnity for such expenses as the Superior Court or such other court shall deem proper.

(4) Any corporation organized for any purpose under any general or special law of this State shall indemnify a corporate agent against expenses to the extent that such corporate agent has been successful on the merits or otherwise in any proceeding referred to in subsections 14A:3-5(2) and 14A:3-5(3) or in defense of any claim, issue or matter therein.

(5) Any indemnification under subsection 14A:3-5(2) and, unless ordered by a court, under subsection 14A:3-5(3) may be made by the corporation only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because the corporate agent met the applicable standard of conduct set forth in subsection 14A:3-5(2) or subsection 14A:3-5(3). Unless otherwise provided in the certificate of incorporation or bylaws, such determination shall be made

(a) by the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of directors who were not parties to or otherwise involved in the proceeding; or

(b) if such a quorum is not obtainable, or, even if obtainable and such quorum of the board of directors or committee by a majority vote of the disinterested directors so directs, by independent legal counsel, in a written opinion, such counsel to be designated by the board of directors; or

(c) by the shareholders if the certificate of incorporation or bylaws or a resolution of the board of directors or of the shareholders so directs.

(6) Expenses incurred by a corporate agent in connection with a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors upon receipt of an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified as provided in this section.

(7) (a) If a corporation upon application of a corporate agent has failed or refused to provide indemnification as required under subsection 14A:3-5(4) or permitted under subsections 14A:3-5(2), 14A:3-5(3) and 14A:3-5(6), a corporate agent may apply to a court for an award of indemnification by the corporation, and such court

(i)	may award indemnification to the extent authorized under subsections 14A:3-5(2) and 14A:3-5(3) and shall award indemnification to the extent required under subsection 14A:3-5(4), notwithstanding any contrary determination which may have been made under subsection 14A:3-5(5); and

(ii)	may allow reasonable expenses to the extent authorized by, and subject to the provisions of, subsection 14A:3-5(6), if the court shall find that the corporate agent has by his pleadings or during the course of the proceeding raised genuine issues of fact or law.

(b) Application for such indemnification may be made

(i)	in the civil action in which the expenses were or are to be incurred or other amounts were or are to be paid; or

(ii)	to the Superior Court in a separate proceeding. If the application is for indemnification arising out of a civil action, it shall set forth reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were or are to be incurred or other amounts were or are to be paid.

The application shall set forth the disposition of any previous application for indemnification and shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of the court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice shall be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

(8) The indemnification and advancement of expenses provided by or granted pursuant to the other subsections of this section shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, bylaw, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, as defined in subsection (3) of N.J.S. 14A:2-7, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the corporate agent of an improper personal benefit.

(9) Any corporation organized for any purpose under any general or special law of this State shall have the power to purchase and maintain insurance on behalf of any corporate agent against any expenses incurred in any proceeding and any liabilities asserted against him by reason of his being or having been a corporate agent, whether or not the corporation would have the power to indemnify him against such expenses and liabilities under the provisions of this section. The corporation may purchase such insurance from, or such insurance may be reinsured in whole or in part by, an insurer owned by or otherwise affiliated with the corporation, whether or not such insurer does business with other insureds.

(10) The powers granted by this section may be exercised by the corporation, notwithstanding the absence of any provision in its certificate of incorporation or bylaws authorizing the exercise of such powers.

(11) Except as required by subsection 14A:3-5(4), no indemnification shall be made or expenses advanced by a corporation under this section, and none shall be ordered by a court, if such action would be inconsistent with a provision of the certificate of incorporation, a bylaw, a resolution of the board of directors or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the proceeding, which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

(12) This section does not limit a corporation’s power to pay or reimburse expenses incurred by a corporate agent in connection with the corporate agent’s appearance as a witness in a proceeding at a time when the corporate agent has not been made a party to the proceeding.

(13) A right to indemnification or to advancement of expenses in favor of an officer or director pursuant to a corporation’s certificate of incorporation or bylaws shall not be eliminated or impaired by an amendment to the certificate of incorporation or bylaws after the occurrence of an act or omission that is the subject of a civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the certificate of incorporation or bylaws in effect at the time of the act or omission explicitly authorizes that elimination or impairment after the action or omission has occurred.”

Restated Certificate of Incorporation

Article Ninth of the Registrant’s Restated Certificate of Incorporation, as amended, provides as follows:

“No director or officer of this corporation shall be personally liable to the corporation or any of its shareholders for monetary damages for breach of any duty owed to the corporation or any of its shareholders, except to the extent that such exemption from liability is not permitted under the New Jersey Business Corporation Act, as the same exists or may hereafter be amended, or under any revision thereof or successor statute thereto.”

By-Laws

Article II, Section 8 of the By-Laws of the Registrant provides as follows:

“A. The Corporation shall indemnify any person who is or was a Director or officer of the Corporation, to the fullest extent permitted and in the manner provided by the laws of the State of New Jersey as now or hereafter in effect, including, without limitation, the indemnification permitted by N.J.S. 14A:3-5(8), against all liabilities (including amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties) and expenses (including, without limitation, attorneys’ fees and disbursements) imposed upon or incurred by such person in connection with any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding (“Proceeding”) in which such person may be made, or threatened to be made, a party, or in which such person may become involved by reason of such person being or having been a Director or officer of the Corporation, or of serving or having served at the request of the Corporation as a director, officer, trustee, employee or agent of, or in any other capacity with, another foreign or domestic corporation, or any partnership, joint venture, sole proprietorship, employee benefit plan, trust or other enterprise, whether or not for profit.

B. The right to indemnification conferred by this Section 8 shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any Proceeding in advance of its final disposition, and the Corporation shall, to the fullest extent permitted by law, promptly advance expenses (including, without limitation, attorneys’ fees and disbursements) that are incurred, from time to time, in connection therewith by any such current or former Director or officer of the Corporation, subject to the receipt by the Corporation of an undertaking of such person as required by law.

C. Nothing in this Section 8 shall restrict or limit the power of the Corporation to indemnify its employees, agents and other persons, to advance expenses (including attorneys’ fees) on their behalf and to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation in connection with any Proceeding.

D. The indemnification provided by this Section 8 shall not exclude any other rights to which a person seeking indemnification may be entitled under the Certificate of Incorporation, By-Laws, agreement, vote of shareholders or otherwise. The indemnification provided by this Section 8 shall continue as to a person who has ceased to be a Director or officer, and shall extend to the estate or personal or legal representative of any deceased Director or officer.

E. Any repeal or modification of this Section 8 shall not adversely affect any rights to indemnification and to the advancement of expenses of a Director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.”

Indemnification Agreements

The Registrant has entered into an Indemnification Agreement with each of its directors (each, a “Director”). The Indemnification Agreement provides that the Registrant will indemnify the Director against any and all expenses, judgments, costs, fines and amounts paid in settlement (collectively, “Losses”), to the fullest extent permitted by law, in connection with any present or future threatened, pending or completed proceeding based upon, arising from, relating to, or by reason of the Director’s status as a director, officer, employee, agent or fiduciary of the Registrant or any other entity the Director serves at the request of the Registrant. In addition, the Registrant will advance, to the extent not prohibited by law, the expenses incurred by the Director in connection with any proceeding.

No indemnification may be made to the Director with respect to any proceeding if a final judgment adverse to the Director establishes that the Director engaged in disqualifying conduct. “Disqualifying conduct” means that the Director’s actions or omissions (i) were in breach of the Director’s duty of loyalty to the Registrant and its shareholders, (ii) were not in good faith or involved a knowing violation of law, or (iii) resulted in the receipt by the Director of an improper personal benefit.

Notwithstanding any other provision in the Indemnification Agreement, the Registrant will not be obligated to make any indemnity or advance in connection with any claim made against the Director:

(a) for which payment has actually been made to the Director under any insurance policy, other indemnity provision, contract or agreement;

(b) for (i) an accounting of profits made from the purchase and sale (or sale and purchase) by the Director of securities of the Registrant that did, in fact, violate Section 16(b) of the Exchange Act or (ii) any reimbursement of the Registrant by the Director of any bonus or other incentive-based or equity-based compensation or of any profits realized by the Director from the sale of securities of the Registrant, as required in each case under the Exchange Act;

(c) except as otherwise provided in the Indemnification Agreement, in connection with any proceeding initiated by the Director alone or in concert with others, including any proceeding initiated by the Director against the Registrant or its directors, officers, employees or other Directors, unless (i) the Board of Directors authorized the proceeding prior to its initiation, or (ii) the Registrant provides the indemnification, in its sole discretion, pursuant to the powers vested in the Registrant under applicable law; or

(d) in the event that the Registrant is advised, in a written opinion of its regular outside legal counsel, that the Registrant’s performance of any provision of the Indemnification Agreement would violate Section 13(k) of the Exchange Act.

To the fullest extent permitted by applicable law, if the indemnification provided for in the Indemnification Agreement is unavailable to the Director for any reason, then the Registrant will contribute to Losses incurred by the Director in such proportion as reflects (a) the relative benefits received by the Registrant, on the one hand, and the Director, on the other hand, as a result of the events or transactions giving rise to the proceeding, or (b) if the allocation described in clause (a) above is not permitted by applicable law, the relative fault of the Registrant, on the one hand, and the Director, on the other hand, in connection with such events or transactions.

The Indemnification Agreement provides that, to the extent a change in New Jersey law permits greater indemnification or advancement of expenses than would be afforded under the Registrant’s Certificate of Incorporation, By-laws and the Indemnification Agreement, it is the intent of the parties that the Director will enjoy the greater benefits afforded by the change.

The Registrant also maintains directors’ and officers’ liability insurance coverage with respect to acts or omissions by such directors and officers in their capacity as such.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of National Fuel Gas Company dated September 21, 1998; Certificate of Amendment of Restated Certificate of Incorporation dated March 14, 2005 (filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for fiscal year ended September 30, 2012, filed on November 21, 2012 and incorporated herein by reference (SEC File No. 001-03880)).

4.2	National Fuel Gas Company By-Laws as amended June 12, 2014 (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on June 16, 2014 and incorporated herein by reference (SEC File No. 001-03880)).

4.3	Amended and Restated Rights Agreement, dated as of December 4, 2008 between National Fuel Gas Company and The Bank of New York Mellon (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on December 4, 2008 and incorporated herein by reference (SEC File No. 001-03880)).

4.4	Letter of Appointment of Wells Fargo Bank, National Association, as Successor Rights Agent, dated as of July 18, 2012 (filed as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012, filed on November 21, 2012 and incorporated herein by reference (SEC File No. 001-03880)).

4.5	National Fuel Gas Company Tax-Deferred Savings Plan for Non-Union Employees.

5.1	Opinion of Lowenstein Sandler PC.

5.2	Internal Revenue Service determination letter dated September 14, 2013 that the Plan is qualified under Section 401 of the Internal Revenue Code.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Lowenstein Sandler PC (included in Exhibit 5.1).

23.3	Consent of Netherland, Sewell & Associates, Inc. regarding Seneca Resources Corporation.

23.4	Consent of Bonadio & Co., LLP.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Amherst, State of New York, on this 11th day of September, 2015.

NATIONAL FUEL GAS COMPANY

By:	/s/ R. J. Tanski
R. J. Tanski
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ D. F. Smith	Chairman of the Board and Director	September 11, 2015
D. F. Smith

/s/ R. J. Tanski	President, Chief Executive Officer and Director	September 11, 2015
R. J. Tanski	(Principal Executive Officer)

/s/ D. P. Bauer	Treasurer and Principal Financial Officer	September 11, 2015
D. P. Bauer

/s/ K. M. Camiolo	Controller and Principal Accounting Officer	September 11, 2015
K. M. Camiolo

/s/ P. C. Ackerman	Director	September 11, 2015
P. C. Ackerman

/s/ D. C. Carroll	Director	September 11, 2015
D. C. Carroll

/s/ S. E. Ewing	Director	September 11, 2015
S. E. Ewing

/s/ J. N. Jaggers	Director	September 11, 2015
J. N. Jaggers

/s/ R. W. Jibson	Director	September 11, 2015
R. W. Jibson

/s/ C. G. Matthews	Director	September 11, 2015
C. G. Matthews

/s/ J. W. Shaw	Director	September 11, 2015
J. W. Shaw

THE PLAN. Pursuant to the requirements of the Securities Act of 1933, the National Fuel Gas Company Tax-Deferred Savings Plan for Non-Union Employees Committee has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Amherst, State of New York, on this 11th day of September, 2015.

By:	/s/ A. M. Cellino
A. M. Cellino
Chairman of the National Fuel Gas Company Tax-Deferred Savings Plan for Non-Union Employees Committee

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of National Fuel Gas Company dated September 21, 1998; Certificate of Amendment of Restated Certificate of Incorporation dated March 14, 2005 (filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for fiscal year ended September 30, 2012, filed on November 21, 2012 and incorporated herein by reference (SEC File No. 001-03880)).

4.2	National Fuel Gas Company By-Laws as amended June 12, 2014 (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on June 16, 2014 and incorporated herein by reference (SEC File No. 001-03880)).

4.3	Amended and Restated Rights Agreement, dated as of December 4, 2008 between National Fuel Gas Company and The Bank of New York Mellon (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on December 4, 2008 and incorporated herein by reference (SEC File No. 001-03880)).

4.4	Letter of Appointment of Wells Fargo Bank, National Association, as Successor Rights Agent, dated as of July 18, 2012 (filed as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012, filed on November 21, 2012 and incorporated herein by reference (SEC File No. 001-03880)).

4.5	National Fuel Gas Company Tax-Deferred Savings Plan for Non-Union Employees.

5.1	Opinion of Lowenstein Sandler PC.

5.2	Internal Revenue Service determination letter dated September 14, 2013 that the Plan is qualified under Section 401 of the Internal Revenue Code.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Lowenstein Sandler PC (included in Exhibit 5.1).

23.3	Consent of Netherland, Sewell & Associates, Inc. regarding Seneca Resources Corporation.

23.4	Consent of Bonadio & Co., LLP.